UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Filed Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported): June 20, 2013

Repros Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-15281	76-0233274
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
2408 Timberloch Place, Suite B-7 The Woodlands, Texas 77380 (Address of principal executive offices and zip code)
(281) 719-3400 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On June 19, 2013, Repros Therapeutics Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated, as the representative of several underwriters: Merrill Lynch, Pierce, Fenner & Smith Incorporated, Lazard Capital Markets LLC, Ladenburg Thalmann & Co. Inc. and Ascendiant Capital Markets, LLC (collectively, the “Underwriters”), in connection with the offer and sale of 3,750,000 shares of the Company’s common stock, par value $0.001 (“Common Stock”), at a price to the Underwriters of $17.86 per share. The Company also granted the Underwriters a 30-day option to purchase up to an additional 562,500 shares of Common Stock from the Company to cover overallotments, if any. On June 20, 2013, the Underwriters notified the Company of their exercise of the overallotment option in full. The resulting aggregate net proceeds to the Company from the exercise of the overallotment, will be approximately $10.0 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Repros Therapeutics Inc.

Date: June 21, 2013

	By:	/s/ Kathi Anderson
Kathi Anderson
Chief Financial Office